Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

VIELA BIO, INC.

at

$53.00 net per Share

Pursuant to the Offer to Purchase dated February 12, 2021

by

TEIRIPIC MERGER SUB, INC.,

a direct wholly owned subsidiary of

HORIZON THERAPEUTICS USA, INC.,

an indirect wholly owned subsidiary of

Horizon Therapeutics Public Limited Company

Teiripic Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Horizon Therapeutics USA, Inc., a Delaware corporation (“Parent”), and an indirect wholly owned subsidiary of Horizon Therapeutics plc, a public limited company organized under the laws of Ireland (“Ultimate Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Viela Bio, Inc., a Delaware corporation (“Viela”), that are issued and outstanding at a price of $53.00 per Share (the “Offer Price”), net to the holder thereof, without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated February 12, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares to Purchaser pursuant to the Offer. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE FOLLOWING

11:59 P.M. (EASTERN TIME) ON MARCH 12, 2021, UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 31, 2021, by and among Parent, Purchaser, Viela and solely for purposes of Sections 6.7 and 9.12 thereof, Ultimate Parent (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, as soon as practicable following the first time as of which Purchaser accepts any Shares for payment pursuant to the Offer (the “Offer Acceptance Time”) and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will be merged with and into Viela (the “Merger”), with Viela continuing as the surviving corporation in the Merger and as a direct wholly owned subsidiary of Parent. Because the Merger will be governed by, and effected pursuant to, Section 251(h) of the Delaware General Corporation Law (“DGCL”), no stockholder vote will be required to consummate the Merger. At the date and time of the filing of the certificate of merger in respect of the Merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed upon in writing by the parties to the Merger Agreement and specified in the certificate of merger (the “Effective Time”), each Share then outstanding (other than any Shares owned by Parent, Purchaser or Viela or by any other wholly owned subsidiary of Parent, which shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor) will be cancelled and (other than any Shares held by holders who are entitled to appraisal rights under Section 262 of the DGCL and who have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, the Shares will cease to be publicly traded and Viela will become a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Ultimate Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon the satisfaction or waiver in writing by Parent as of one minute following 11:59 p.m. Eastern time on March 12, 2021 (the “Expiration Date,” unless the period during which the Offer is open is extended pursuant to and in accordance with the Merger Agreement, in which event “Expiration Date” will mean the subsequent time and date to which the expiration of the Offer is extended in accordance with the terms of the Merger Agreement) of the following conditions: (i) there having been validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represent one more Share than 50% of the total number of (y) Shares outstanding at the time of the expiration of the Offer, plus (z) the aggregate number of Shares issuable to holders of options to purchase Shares (the “Viela Options”) from which Viela has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Viela Options) (the “Minimum Condition”); (ii) (y) subject to certain materiality exceptions, the truth and accuracy of certain representations and warranties of Viela contained in the Merger Agreement and (z) the compliance with or performance by Viela in all material respects of all covenants and agreements that it is required to comply with or perform at or prior to the Offer Acceptance Time; (iii) any consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having been obtained, having been received or having terminated or expired, as the case may be; (iv) since the date of the Merger Agreement, the absence of a material adverse effect on Viela; and (v) certain other customary conditions as described in Section 15 of the Offer to Purchase (the “Offer Conditions”).

THE BOARD OF DIRECTORS OF VIELA HAS UNANIMOUSLY RECOMMENDED THAT VIELA’S STOCKHOLDERS TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

After careful consideration, the board of directors of Viela (the “Viela Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein are advisable and fair to, and in the best interests of, Viela and its stockholders; (ii) agreed that the Merger Agreement shall be subject to Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by Viela of the Merger Agreement and the consummation of the transactions contemplated therein; and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer to Purchase, the Letter of Transmittal and Viela’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Viela Board and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

Purchaser is required to extend the Offer for (i) the minimum period required by any law or any interpretation or position of the U.S. Securities Exchange Commission (the “SEC”) or The Nasdaq Global Select Market or their respective staff, in each case, applicable to the Offer; and (ii) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated. Additionally, if, as of the scheduled Expiration Date, (y) any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived, at the request of Viela, Purchaser is required to extend the Offer on one or more occasions for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied or (z) the Minimum Condition is not satisfied, at the request of Viela, Purchaser is required to extend the Offer on up to two occasions for additional periods specified by Viela of up to ten business days per extension, to permit the Minimum Condition to be satisfied; however, in no event will Purchaser be (i) required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (A) the valid termination of the Merger Agreement in compliance with its terms and (B) July 30, 2021 or (ii) permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Viela. Additionally, if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, if permitted under the Merger Agreement and applicable laws, Purchaser may extend the Offer on one or more occasions, for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied. If we extend the Offer, such extension will extend the time that you will have to tender your Shares.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Parent and Purchaser may choose to make any public announcement, Parent and Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and making any appropriate filing with the SEC, if applicable. In the case of an extension of the Offer, Parent and Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, the Merger will be governed by, and effected pursuant to, Section 251(h) of the DGCL, and will, subject to satisfaction of the conditions set forth in the Merger Agreement, be consummated as soon as practicable following the Offer Acceptance Time. Because the Merger will be governed by and effected under Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

Upon the terms and subject to the conditions of the Merger Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other Offer Conditions, as soon as practicable after the Expiration Date, Purchaser will consummate the Offer in accordance with its terms and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Notwithstanding the foregoing, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of the Offer Conditions that are dependent upon the receipt of governmental or regulatory approvals.

Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the Offer Price with the Depositary, which will act as Viela’s stockholders’ agent for the purpose of receiving payments from

Purchaser and transmitting such payments to Viela’s stockholders. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Depository Trust Company (the “Book-Entry Transfer Facility”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant) and (iii) any other required documents. For a description of the procedure for tendering Shares, see the Offer to Purchase. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser’s counsel, be unlawful.

Shares tendered by a notice of guaranteed delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such notice of guaranteed delivery are received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares are held as physical certificates and the certificates evidencing such Shares (“Share Certificates”) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion. Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of Parent, Purchaser, the Depositary, Alliance Advisors, LLC, the information agent for the Offer (the “Information Agent”), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Viela has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Purchaser will send the Offer to Purchase, the Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to such holder in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Questions and requests for assistance may be directed to the Information Agent, at the address and telephone number set forth below. In addition, requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Viela’s stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance.

Except as set forth in the Offer to Purchase, neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Call Toll-Free: (855) 200-7826

February 12, 2021